Exhibit 99.20

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of the 29th day of July, 2008, by and among AVOCENT CORPORATION, a Delaware corporation (the “Borrower”), the GUARANTORS party hereto (the “Guarantors”), the LENDERS party hereto (the “Approving Lenders”) and REGIONS BANK, as the administrative agent (the “Administrative Agent”).

R E C I T A L S:

The Borrower, the Guarantor, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Credit Agreement dated as of June 16, 2006 (the “Credit Agreement”).  Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrower and Guarantors have requested the Administrative Agent and the Approving Lenders to amend the Credit Agreement on and after the date hereof upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors, the Approving Lenders and the Administrative Agent, intending to be legally bound hereby, agree as follows:

SECTION 1.                                Recitals.  The Recitals are incorporated herein by reference and shall be deemed a part of this Amendment.

SECTION 2.                                Amendments to Section 1.01.

SECTION 2.1.                                                                       Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin,” “Base Rate Loan,” “Commitment,” “Compliance Certificate,” “Eurodollar Loan,” “Lender,” “Notes,” “Permitted Acquisition,” “Required Lenders,” “Termination Date,” and “Unused Commitment” and inserting the following in lieu thereof:

“Applicable Margin” means (a) for the period commencing on and including the Amendment Date to and excluding the first Performance Pricing Determination Date following the Amendment Date, (i) for any Base Rate Loan, 0.25%, (ii) for any Eurodollar Loan, 1.750% and (iii) for the Commitment Fees, 0.25%; and (b) from and after the first Performance Pricing Determination Date following the Amendment Date, (i) for any Term Loan A or Revolving Loan that is a Base Rate Loan or Eurodollar Loan, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below as to the type of Loan or fee and the Total Leverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date, (ii) for the Commitment Fee, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below as to the fee and the Total Leverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date, and (iii) for any Term Loan B that is a Base Rate Loan or Eurodollar Loan, the percentage determined on each Performance Pricing Determination Date by reference to the pricing table set forth in Schedule 2.08, if any, as to the type of Loan or fee and the Total Leverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date.

For Revolving Loans and Term Loan A

	Applicable Margin
Total Leverage Ratio	Eurodollar Loans	Base Rate Loans	Commitment Fee
Greater than or equal to 2.50 to 1.00	2.250%	0.750%	0.350%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.000%	0.500%	0.300%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.750%	0.250%	0.250%
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.500%	0.000%	0.200%
Less than 1.00 to 1.00	1.250%	0.000%	0.150%

In determining interest for purposes of Section 2.06 and the Commitment Fees for purposes of Section 2.07, the Borrower and the Administrative Agent shall refer to the Borrower’s most recent consolidated quarterly and annual (as the case may be) financial statements delivered pursuant to Section 6.01(a) or (b), as the case may be.  If such financial statements require a change in interest pursuant to Section 2.06 or the Commitment Fees pursuant to Section 2.07, the Borrower shall deliver to the Administrative Agent, along with such financial statements, a notice to that effect, which notice shall set forth in reasonable detail the calculations supporting the required change.  The “Performance Pricing Determination Date” is the date which is (A) fifty (50) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year and (B) one hundred (100) days after the end of each Fiscal Year.  Any such required change in interest and fees shall become effective on such Performance Pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided that no fees or interest shall be decreased pursuant to Section 2.06 or Section 2.07 if a Default is in existence on the Performance Pricing Determination Date; provided, further, that if the Borrower fails to deliver financial statements as required by Section 6.01(a) or (b), as the case may be, the Applicable Margin shall be the highest Applicable Margin provided for in the above table or in Schedule 2.08, if any, and shall apply from and including the date such financial statements were due to but excluding the date such financial statements are received by the Administrative Agent.

“Base Rate Loan” means a Term Loan or a Revolving Loan that bears or is to bear interest at a rate based upon the Base Rate, and is to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing, Notice of Continuation or Conversion, Section 2.01, Section 2.02(e) or Article X, as applicable.

“Commitment” means the Revolving Commitments and the Term Loan Commitments.

“Compliance Certificate” means a certificate executed by the chief financial officer or the chief accounting officer of the Borrower substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Eurodollar Loan” means a Term Loan or Revolving Loan that bears or is to bear interest at a rate based upon the Adjusted London Interbank Offered Rate, and to be made as a Eurodollar Loan pursuant to a Notice of Borrowing or continued as or converted to a Eurodollar Loan pursuant to a Notice of Continuation or Conversion.

“Lender” means each of the Revolving Lenders and the Term Loan Lenders.

“Notes” means, to the extent requested by any Lender pursuant to Section 2.04, the promissory notes of the Borrower, substantially in the form of Exhibit A for Revolving Loans and Revolving Lenders and substantially in the form of Exhibit I for the Term Loans and Term Loan Lenders, evidencing the obligation of the Borrower to repay the Revolving Loans and Term Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Permitted Acquisition” means any Anticipated Acquisition by the Borrower or a Subsidiary or any other Acquisition by the Borrower or a Subsidiary of any business which is engaged in the same or related line of business as the Borrower or any of its Subsidiaries, all with respect to which each of the following requirements shall have been satisfied:  (a) as of the closing of any Acquisition, the Acquisition has been approved and recommended by the board of directors or similar governing body of the Person to be acquired or from which such business is to be acquired; (b) not less than three (3) Business Days prior to the closing of any Acquisition, the Borrower shall have delivered to the Administrative Agent an Acquisition Certificate certifying compliance with the terms and conditions of the Loan Documents, after giving effect to the Acquisition, including pro forma income and balance sheet projections for the Borrower and its Subsidiaries (after giving effect to the Acquisition); (c) as of the closing of any Acquisition, no Default shall exist or occur as a result of, and after giving effect to, such Acquisition; and (d) with respect to any Acquisition that is a merger, consolidation, amalgamation or other combination by the Borrower or any Subsidiary with another Person, such merger, consolidation, amalgamation or other combination must comply with the requirements of Section 7.02.

“Required Lenders” means at any time Lenders having at least 66 2/3% of the aggregate amount of the sum of (a) Revolving Commitments or, if the Revolving Commitments are no longer in effect, aggregate outstanding principal amount of the sum of (i) the Revolving Loans and (ii) the Letter of Credit Obligations, plus (b) the aggregate outstanding principal amount of the Term Loans.

“Termination Date” means the earlier to occur of (i) June 16, 2011, (ii) the date the Revolving Commitments are terminated pursuant to Section 8.01 following the occurrence of an Event of Default, or (iii) the later of (y) the date the Borrower terminates the Revolving Commitments entirely pursuant to Section 2.08 and repays all Obligations.

“Unused Commitment” means at any date, an amount equal to (a) the aggregate amount of all the Revolving Commitments on such date less (b) the sum on such date of the aggregate outstanding principal amount of the Revolving Loans plus the aggregate outstanding amount of the Letter of Credit Obligations.

SECTION 2.2.                                                                       Section 1.01 of the Credit Agreement is hereby further amended by adding the following additional defined terms in alphabetical order:

“Amendment Date” means July 29, 2008.

“Acquisition Certificate” means a certificate executed by the chief financial officer or the chief accounting officer of the Borrower substantially in the form of Exhibit H or any other form approved by the Administrative Agent.

“Additional Lender” means the Additional Revolving Lenders and the Additional Term Loan B Lenders.

“Additional Revolving Lender” has the meaning set forth in Section 2.08(c).

“Additional Term Loan A Lender” has the meaning set forth in Section 2.01(b)(ii).

“Additional Term Loan B Lender” has the meaning set forth in Section 2.08(d).

“Anticipated Acquisition” means the acquisition of Touchpaper Group Limited and Ergo 2000, Inc. and the possible acquisition of a company identified to the Lenders as Project Alpha.

“Commitment and Acceptance” means, (a) with respect to any Additional Revolving Lender a commitment and acceptance substantially in the form of Exhibit C-1 hereto, (b) with respect to any Additional Term Loan A Lender a commitment and acceptance substantially in the form of Exhibit C-2 hereto, and (c) with respect to any Additional Term Loan B Lender a commitment and acceptance substantially in the form of Exhibit C-3 hereto.

“Defaulting Lender” means, as of any date, any Lender that has (a) failed to make a Loan required to be made by it hereunder, (b) given notice to the Administrative Agent or the Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan hereunder (unless such notice is given by all Lenders) or (c) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the equity capital interests of which are directly owned by a Domestic Subsidiary.

“First Tier Foreign Subsidiary Voting Equity” means voting power in the form of capital stock, membership interest, partnership interest or other ownership interest, as applicable, in any First Tier Foreign Subsidiary, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the directors, managers or similar governing body (or Persons performing similar functions) of such First Tier Foreign Subsidiary.

“Foreign Acquisition” means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly (a) the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of a Person or of any business or division of a Person which assets are located outside of the United States of America, (b) the acquisition by the Borrower or any Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person organized under the laws of any country other than the United States of America or a state thereof, or (c) a merger, consolidation, amalgamation or other combination by the Borrower or any Subsidiary with another Person organized under the laws of any country other than the United States of America or a state thereof; provided that Anticipated Acquisitions shall not be included in this definition of “Foreign Acquisition”.

“Increase Date” has the meaning set forth in Section 2.08(f).

“New Lender” means the New Revolving Lenders and the New Term Loan B Lenders.

“New Revolving Lender” has the meaning set forth in Section 2.08(c).

“New Term Loan A Lender” has the meaning set forth in Section 2.01(b)(ii).

“New Term Loan B Lender” has the meaning set forth in Section 2.08(d).

“Permitted Affiliate Transactions” means the following events or transactions, individually and collectively:  (i) Permitted Winding Up Events, which, for a specific period, do not exceed the Permitted Winding Up Threshold for such specific period; (ii) business lines, business operations, assets (for the avoidance of any doubt assets are meant to include ownership of equity interests in each Subsidiary) or any combination thereof may be transferred (A) among or between any of the Loan Parties, (B) among or between any Loan Party and any First Tier Foreign Subsidiary except for shares in Domestic Subsidiaries which may only be transferred between Loan Parties, (C) among or between any of the First Tier Foreign Subsidiaries; (D) among or between any of the Foreign Subsidiaries which are not First Tier Foreign Subsidiaries; or (E) among or between any First Tier Foreign Subsidiary and any Foreign Subsidiary which is not a First Tier Foreign Subsidiary so long as the aggregate assets transferred after the Amendment Date by any First Tier Foreign Subsidiary shall be held by a Foreign Subsidiary which is directly or indirectly Controlled by a Pledged First Tier Foreign Subsidiary; (iii) the Borrower may merge with another Person if (A) such Person was organized under the laws of the United States of America or one of its states, (B) the Borrower is the corporation surviving such merger and (C) immediately after giving effect to such merger, no Default shall have occurred and be continuing; (iv) any Permitted Merger; (v) any Foreign Subsidiary may be dissolved so long as (A) the transactions related to the dissolution and winding up process are made in accordance with this Agreement, and (B) the final distribution of assets or value is made in accordance with applicable law to the equity holders of such Foreign Subsidiary; or (vi) intercompany transactions as permitted by law and in the ordinary course of business and pursuant to terms which are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate; and (vii) other intercompany transactions in the ordinary course of business and consistent with the Borrower’s business practices which include but are not limited to (A) allocating and sharing costs and expenses among the Borrower and its Subsidiaries for insurance, research and development, marketing and other similar costs and expenses, (B) transactions that are for the purpose of stock compensation cross-charges paid to the Borrower by a Foreign Subsidiary for stock options or restricted stock units of the Borrower issued to employees of such Foreign Subsidiary, (C) intellectual property licensing, and (D) Investments permitted by Section 7.06.

“Permitted Winding Up Events” means, individually and collectively, the following events or transactions: (i) the discontinuance or elimination of any business line or segment (in a single transaction or in a series of related transactions) by Borrower and any Subsidiary; and (ii) the discontinuance or elimination of the operations of any Subsidiary; provided that “Permitted Winding Up Events” shall not include Permitted Mergers.

“Permitted Winding Up Threshold” means, for any Fiscal Quarter, the aggregate assets to be utilized in (i) a business line or segment to be discontinued by the Borrower or any Subsidiary, or (ii) the operations of any Subsidiary to be discontinued, when combined with all other such assets or operations so utilized within such fiscal quarter and the immediately preceding three (3) Fiscal Quarters, shall not exceed either (x) seven and one-half percent (7.5%) of Total Assets at the end of the most recent Fiscal Year immediately preceding such Fiscal Quarter, or (y) have contributed no more than seven and one-half percent (7.5%) of EBITDA during the four (4) Fiscal Quarters immediately preceding such Fiscal Quarter.

“Permitted Mergers” means (i) Domestic Subsidiaries may merge with one another or with a Foreign Subsidiary so long as the surviving entity is a Domestic Subsidiary and is a Guarantor; and (ii) Foreign Subsidiaries may merge with one another so long as, if a Foreign Subsidiary which is merging is a First Tier Foreign Subsidiary, either (a) the surviving entity is a First Tier Foreign Subsidiary or (b) the surviving Foreign Subsidiary is directly or indirectly Controlled by a Pledged First Tier Foreign Subsidiary.

“Pledged First Tier Foreign Subsidiary” means any First Tier Foreign Subsidiary subject to a pledge agreement in favor of the Administrative Agent in accordance with Section 6.08(b).

“Revolving Commitment” means, with respect to each Revolving Lender, (i) the amount set forth opposite the name of such Lender on Schedule 1.01, and (ii) as to any Lender which enters into any Commitment and Acceptance or Assignment and Assumption (whether as assignor or as assignee thereunder), the amount of such Lender’s Commitment after giving effect to such Commitment and Acceptance or Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.  The initial aggregate Revolving Commitment is $250,000,000.

“Revolving Lender” means each financial institution listed on Schedule 1.01 as having a Revolving Commitment (as the same may be amended from time to time by the Administrative Agent to reflect assignments made in accordance with Section 12.07), and any other lender who becomes a party hereto pursuant to Section 2.08(b) or 12.07, and their successors and assigns.

“Revolving Loan Increase Request” has the meaning set forth in Section 2.08(b).

“Revolving Loans” has the meaning set forth in Section 2.01(a).  Any Revolving Loan may be a Base Rate Loan or a Eurodollar Loan.

“SEC Filings” means that certain Form 10-Q of the Borrower filed with the SEC on May 6, 2008 for the quarterly period ended March 28, 2008 and that certain Form 10-K of the Borrower filed with the SEC on February 21, 2008 for the fiscal year ended December 31, 2007.

“Term Loan” means, individually or collectively, the Term Loan A and the Term Loan B.  Any Term Loan may be a Base Rate Loan or a Eurodollar Loan.

“Term Loan A” has the meaning set forth in Section 2.01(b)(i).  The Term Loan A may be a Base Rate Loan or a Eurodollar Loan.

“Term Loan A Advance Date” means, with respect to any Additional Term Loan A Lender, the date on which all Term Loan A Conditions have been met with respect to such Additional Term Loan A Lender’s Commitment, which such date shall be mutually agreed upon by the Borrower, such Additional Term Loan A Lender and the Administrative Agent.

“Term Loan A Commitment” means, with respect to each Term Loan A Lender, (i) the amount set forth opposite the name of such Lender on Schedule 1.02 at the time of, or prior to the making of, the Term Loan A by such Term Loan A Lender, (ii) as to any Additional Term Loan A Lender which enters into any Commitment and Acceptance, the amount of such Term Loan A Lender’s Commitment set forth in the applicable Commitment and Acceptance after giving effect thereto at the time of, or prior to the making of the Term Loan A by such Additional Term Loan A Lender, and (iii) the aggregate amount of the outstanding Term Loan A held by any Term Loan A Lender after the making of the Term Loan A in accordance with Section 2.01(b).  The aggregate amount of all Term Loan A Commitments shall not exceed $100,000,000.

“Term Loan A Conditions” has the meaning set forth in Section 2.01(b)(ii).

“Term Loan A Increase” has the meaning set forth in Section 2.01(b)(ii).

“Term Loan A Lender” means (i) at the time of, or prior to the making of, any advance of Term Loan A, each financial institution listed on Schedule 1.02 as having a Term Loan A Commitment and each other financial institution agreeing to advance a portion of the Term Loan A in accordance with Section 2.01(b), and (ii) after the making of any advances of Term Loan A, each financial institution holding a portion of the outstanding Term Loan A after giving effect to any assignments made in accordance with Section 12.07, and their successors and assigns.

“Term Loan B” shall have the meaning set forth in Section 2.08(b).

“Term Loan B Advance Date” shall have the meaning set forth in Section 2.08(h).

“Term Loan B Request” has the meaning set forth in Section 2.08(b).

“Term Loan B Commitment” means, with respect to each Term Loan B Lender, (i) the amount set forth opposite the name of such Lender on Schedule 2.08 at the time of, or prior to the making of, the Term Loan B, and (ii) the aggregate amount of the outstanding Term Loan B held by any Term Loan B Lender after the making of the Term Loan B in accordance with Section 2.08, and the aggregate amount of all Term Loan B Commitments shall not exceed $100,000,000.

“Term Loan B Lender” means (i) at the time of, or prior to the making of, Term Loan B, each financial institution listed on Schedule 2.08 as having a Term Loan B Commitment and (ii) after the making of the Term Loan B, each financial institution holding a portion of the outstanding Term Loan B after giving effect to any assignments made in accordance with Section 12.07, and their successors and assigns.

“Term Loan B” has the meaning set forth in Section 2.08(b).  The Term Loan B may be a Base Rate Loan or a Eurodollar Loan.

“Term Loan Commitments” means collectively, the Term Loan A Commitments and the Term Loan B Commitments.

SECTION 2.3.                                                                       Section 1.01 of the Credit Agreement is hereby further amended by deleting “any Loan Party” and inserting “the Borrower” in lieu thereof in the definition of “Foreign Lender”.

SECTION 2.4.                                                                       Section 1.01 of the Credit Agreement is hereby further amended by deleting “Telerate Page 3750” and inserting “Reuters Screen Libor 01” in lieu thereof in the definition of “London Interbank Offered Rate”.

SECTION 2.5.                                                                       Section 1.01 of the Credit Agreement is hereby further amended by inserting “and shall include the target business of any Anticipated Acquisition actually acquired by Borrower” at the end of the definition of “Subsidiary”.

SECTION 3.                                Amendment to Section 2.01.  Section 2.01 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 2.01                            Commitments to Lend.

(a)                                  Each Revolving Lender severally agrees, on the terms and conditions set forth herein, to make revolving loans (collectively, the “Revolving Loans”, and each a “Revolving Loan”) to the Borrower from time to time before the Termination Date; provided that, immediately after each such Revolving Loan is made, the aggregate outstanding principal amount of Revolving Loans by such Lender shall not exceed the amount of its Revolving Commitment, and the aggregate outstanding principal amount of all Revolving Loans plus the aggregate outstanding amount of the Letter of Credit Obligations shall not exceed the aggregate amount of the Revolving Commitments.  Each Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of $5,000,000 or any larger integral multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the Unused Commitments) and shall be made by the several Revolving Lenders ratably in proportion to their respective Revolving Commitments.  Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay or, to the extent permitted by Section 2.10, prepay Loans and reborrow under this Section 2.01(a) at any time before the Termination Date.

(b)                                 (i) Each Term Loan A Lender severally agrees, on the terms and conditions set forth herein, to make a term loan (collectively, the “Term Loan A”) to the Borrower on the Amendment Date.

(ii)                                  At any time prior to the Termination Date so long as the aggregate principal amount of the Term Loan A advanced hereunder is less than $100,000,000, the amount of the Term Loan A outstanding may be increased (a “Term Loan A Increase”) either by having one or more Eligible Assignees (other than Lenders then holding a Commitment hereunder) approved by the Borrower and the Administrative Agent (each a “New Term Loan A Lender”) become Term Loan A Lenders hereunder and/or by having any one or more Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) that have been approved by the Borrower and the Administrative Agent (which consents will not be unreasonably withheld) increase the amount of their Term Loan A Commitments or obtain a Term Loan A Commitment (any such Lender that elects to increase its, or obtain a, Term Loan A Commitment and any New Term Loan A Lender being hereinafter referred to as an “Additional Term Loan A Lender”).  Any Term Loan A Increase shall be subject to the following conditions (the “Term Loan A Conditions”): (A) unless otherwise agreed by the Borrower and the Administrative Agent, the Term Loan A Commitment of any New Term Loan A Lender shall not be less than $10,000,000; (B) unless otherwise agreed by the Borrower and the Administrative Agent, the increase in the Commitment of any Lender shall be not less than $5,000,000; (C) after giving effect to any Term Loan A Increase, the aggregate Commitments hereunder shall not exceed $450,000,000 and the aggregate Term Loan A advanced hereunder shall not exceed $100,000,000; (D) the Borrower and each Additional Term Loan A Lender shall have executed and delivered a Commitment and Acceptance and the Administrative Agent shall have accepted and executed the same (which acceptance shall not be unreasonably withheld); (E) the Borrower shall have executed and delivered to the Administrative Agent a Note payable to the order of each Additional Term Loan A Lender, each such Note to be in the amount of such Additional Term Loan A Lender’s Term Loan A Commitment or increased Term Loan A Commitment (as applicable); (F) the Borrower shall have delivered to the Administrative Agent an opinion of counsel (similar to the form of opinion delivered on the Closing Date, modified to apply to the increase in the aggregate Term Loan A Commitments and each Note and Commitment and Acceptance executed and delivered in connection therewith); (G) the Guarantors shall have delivered to the Administrative Agent a written instrument confirming their consent to the new Term Loan A Commitments and that the Guaranty continues in full force and effect; (H) the Borrower and each Additional Term Loan A Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such new Term Loan A Commitments or increases in Term Loan A Commitments (as applicable); (I) the Borrower shall pay (i) to the Administrative Agent for the account of the Additional Term Loan A Lenders an upfront fee related to the increased Term Loan A Commitments and (ii) to the Administrative Agent or its affiliate an arrangement fee related to the Term Loan A Increase, and such fees shall be in an amount to be determined by the Borrower and the Administrative Agent, and payable on the applicable Term Loan A Advance Date; and (J) no Default shall exist on the applicable Term Loan A Advance Date after giving effect to the increase in the aggregate Term Loan A Commitments.  The form and substance of the documents required under clauses (D) through (H) above shall be fully acceptable to the Administrative Agent in its reasonable discretion.  The Administrative Agent shall provide written notice to Lenders following any such increase in the aggregate Term Loan A Commitments hereunder and shall furnish to Lenders, upon request, copies of each Commitment and Acceptance.  Each Additional Term Loan A Lender severally agrees, on the terms and conditions set forth herein, to make its advance of Term Loan A to the Borrower on the date the Term Loan A Conditions are met with respect to such additional Term Loan A Lender.

(iii)                               Each Borrowing under this 2.01(b) shall be made by the several Term Loan A Lenders ratably in proportion to their respective Term Loan A Commitments.

(c)                                  The Borrower may not repay and reborrow the Term Loan A, the Term Loan B or any portion thereof.

SECTION 4.                                Amendment to Section 2.02.  Section 2.02 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 2.02                            Method of Borrowing Loans.

(a)                                  The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”), which shall be substantially in the form of Exhibit B and signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, prior to (i) 9:30 a.m. (Eastern time) on the same Business Day of each Base Rate Borrowing, and (ii) 11:00 a.m. (Eastern time) at least three (3) Business Days before each Eurodollar Borrowing, specifying:  (A) the date of such Borrowing, which shall be a Business Day, (B) the aggregate amount of such Borrowing, (C) whether the Loans comprising such Borrowing are to be

Revolving Loans or the Term Loan and whether the Loans comprising such Borrowing are to be Base Rate Loans or Eurodollar Loans, and (D) in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)                                 Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Revolving Lender or Term Loan Lender, as applicable, of the contents thereof and of such Revolving Lender’s or Term Loan Lender’s, as applicable, ratable share of such Borrowing and such Notice of Borrowing, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower.

(c)                                  Not later than 11:00 a.m. (Eastern time) on the date of each Eurodollar Borrowing, and not later than 2:00 p.m. (Eastern time) on the date of each Base Rate Borrowing, each Revolving Lender or Term Loan Lender, as applicable, shall (except as provided in paragraph (d) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Atlanta, Georgia, to the Administrative Agent at its address determined pursuant to Section 12.01.  Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the applicable Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, no Eurodollar Borrowing may be made if there shall have occurred a Default, which Default shall not have been cured or waived.

(e)                                  In the event that a Notice of Borrowing fails to specify whether the Loan(s) comprising such Borrowing are to be Revolving Loans or the Term Loan, such Loan(s) shall be made as Revolving Loans.  In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Eurodollar Loans, such Loans shall be made as Base Rate Loans.  If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

(f)                                    Notwithstanding anything to the contrary contained herein, there shall not be more than nine (9) Interest Periods outstanding at any given time.

SECTION 5.                                Amendment to Section 2.03.  Section 2.03 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 2.03                            Continuation and Conversion Elections.  By delivering a notice in form and substance acceptable to the Administrative Agent (a “Notice of Continuation or Conversion”), to the Administrative Agent on or before 12:00 p.m., Eastern time, on a Business Day, the Borrower may from time to time irrevocably elect, by notice on the same Business Day in the case of a conversion to Base Rate Loans or three (3) Business Days prior in the case of a continuation of or conversion to Eurodollar Loans, that all, or any portion in an aggregate principal amount of $5,000,000 or any larger integral multiple of $1,000,000 be, (i) in the case of Base Rate Loans, converted into Eurodollar Loans or (ii) in the case of Eurodollar Loans, converted into Base Rate Loans or continued as Eurodollar Loans; provided, however, that (x) each such conversion or continuation of any Revolving Loans shall be pro rated among the applicable outstanding Revolving Loans of all Revolving Lenders that have made such Revolving Loans, (y) each such conversion or continuation of the Term Loan shall be pro rated among the Term Loan Lenders that have made such Term Loan, and (z) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, any Eurodollar Loan when any Default has occurred and is continuing.  In the absence of delivery of a Notice of Continuation or Conversion with respect to any Eurodollar Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan.

SECTION 6.                                Amendment to Section 2.06.  Section 2.06 of the Credit Agreement is hereby amended by adding a new subsection (e) as follows:

(e)                                  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Lenders determine or are made aware that (A) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (B) a proper calculation of the Total Leverage Ratio would have resulted in different pricing for any period, then (1) if the proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent (for the ratable benefit of the Lenders), promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (2) if the proper calculation of the Total Leverage Ratio would have resulted in lower pricing for such period, the Administrative Agent and the Lenders shall have no obligation to repay any interest or fees to the Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (1) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

SECTION 7.                                Amendment to Section 2.08.  Section 2.08 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 2.08                            Optional Termination, Reduction or Increase of Commitments.

(a)                                  The Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, terminate at any time, or proportionately reduce the Unused Commitments from time to time by an aggregate amount of at least $5,000,000 or any larger integral multiple of $1,000,000.  If the Revolving Commitments are terminated in their entirety, the Commitment Fees (as provided under Section 2.07) shall be due and payable on the effective date of such termination.  All terminations or reductions of Revolving Commitments shall be permanent.  Each reduction shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(b)                                 Subject to the provisions of this Section 2.08, the Borrower may request, at any time and from time to time prior to the Termination Date, by notice to the Administrative Agent, an increase of the aggregate Revolving Commitments (“Revolving Loan Increase Request”) or the addition of a new term loan facility hereunder (“Term Loan B Request”) within the limitations hereinafter set forth, which request shall set forth the amount of such requested increase, whether such increase is an increase in the Aggregate Revolving Commitments or a new term loan facility hereunder (“Term Loan B”).

(c)                                  Within thirty (30) days of a Revolving Loan Increase Request, the aggregate Revolving Commitments may be so increased either by having one or more Eligible Assignees (other than Lenders then holding a Commitment hereunder) approved by the Borrower and the Administrative Agent (each a “New Revolving Lender”) become Revolving Lenders hereunder and/or by having any one or more Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) that have been approved by the Borrower and the Administrative Agent (which consents will not be unreasonably withheld) increase the amount of their Revolving Commitments or obtain a Revolving Commitment (any such Lender that elects to increase its, or obtain a, Revolving Commitment and any New Revolving Lender being hereinafter referred to as an “Additional Revolving Lender”).

(d)                                 Within thirty (30) days of a Term Loan B Request, the Term Loan B facility shall be added to this Agreement either by having one or more Eligible

Assignees (other than Lenders then holding a Commitment hereunder) approved by the Borrower and the Administrative Agent (each a “New Term Loan B Lender”) become a Term Loan B Lender hereunder and/or by having any one or more Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) that have been approved by the Borrower and the Administrative Agent (which consents will not be unreasonably withheld) become a new Term Loan B Lender and obtain a Term Loan B Commitment (any such Lender that elects to increase its Commitment by obtaining a Term Loan B Commitment and any New Term Loan B Lender being hereinafter referred to as an “Additional Term Loan B Lender”).

(e)                                  Any increase in the aggregate Revolving Commitments or the addition of the Term Loan B hereunder shall be subject to the following conditions: (A) unless otherwise agreed by the Borrower and the Administrative Agent, the Commitment of any New Lender shall not be less than $10,000,000; (B) unless otherwise agreed by the Borrower and the Administrative Agent, the increase in the Commitment of any Lender shall be not less than $5,000,000; (C) after giving effect to all Revolving Loan Increase Requests and the Term Loan B Request, if applicable, (i) the aggregate Commitments shall not exceed $450,000,000 and (ii) the sum of the aggregate of all Revolving Loan Increase Requests and the Term Loan B Request, if applicable, delivered hereunder shall not exceed $100,000,000; (D) the Borrower and each Additional Lender shall have executed and delivered a Commitment and Acceptance and the Administrative Agent shall have accepted and executed the same (which acceptance shall not be unreasonably withheld); (E) the Borrower shall have executed and delivered to the Administrative Agent a Note or Notes payable to the order of each Additional Lender, each such Note to be in the amount of such Additional Lender’s Revolving Commitment, increased Revolving Commitment, or Term Loan B Commitment (as applicable); (F) the Borrower shall have delivered to the Administrative Agent an opinion of counsel (similar to the form of opinion delivered on the Closing Date, modified to apply to the increase in the aggregate Revolving Commitments or the Term Loan B and each Note and Commitment and Acceptance executed and delivered in connection therewith) and resolutions of its board of directors approving such increase in the aggregate Revolving Commitments or the Term Loan B; (G) the Guarantors shall have delivered to the Administrative Agent a written instrument confirming their consent to the new Revolving Commitments, increased Revolving Commitments, or Term Loan B Commitments (as applicable) and that the Guaranty continues in full force and effect and resolutions of the board of directors of each of the Guarantors approving the guaranty of such increase in the aggregate Revolving Commitments or the Term Loan B; (H) the Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such new Revolving Commitment, increased Revolving Commitment, or Term Loan B Commitment (as applicable); (I) the Borrower shall have completed and delivered to the Administrative Agent Schedule 2.08 in the form attached hereto setting forth the terms applicable to the Term Loan B if an addition of the Term Loan B has been requested, (J) the Borrower shall pay (i) to the Administrative Agent for the account of the Additional Lenders an upfront fee related to the aggregate increased Revolving Commitments and Term Loan B Commitments and (ii) to the Administrative Agent or its affiliate an arrangement fee related to the Revolving Loan Increase Request or the Term Loan B Request (as applicable), and such fees shall be in an amount to be determined by the Borrower and the Administrative Agent, and payable on the Increase Date or Term Loan B Advance Date (as applicable); (K) no Default shall exist on the Increase Date or Term Loan B Advance Date (as applicable) after giving effect to the increase in the aggregate Revolving Commitments or after giving effect to the making of the Term Loan B (as applicable); and (L) the maturity date for the Term Loan B shall be the same or later than the maturity date for the Revolving Loans and Term Loan A.  The form and substance of the documents required under clauses (D) through (I) above shall be fully acceptable to the Administrative Agent in its reasonable discretion.  The Administrative Agent shall provide written notice to Lenders following any such increase in the aggregate Revolving Commitments or the making of the Term Loan B hereunder and shall furnish to Lenders, upon request, copies of each Commitment and Acceptance.

(f)                                    On the effective date of any increase in the aggregate Revolving Commitments pursuant to the provisions hereof (“Increase Date”), which Increase Date shall be mutually agreed upon by the Borrower, each applicable Additional Revolving Lender and the Administrative Agent, each Additional Revolving Lender shall make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all Additional Revolving Lenders to the reduction of the outstanding Revolving Loans held by Revolving Lenders, to cause the principal amount outstanding under such Revolving Loans made by all Revolving Lenders (including any Additional Revolving Lender) to be in the proportion of their respective Revolving Commitments (as of such Increase Date).  The Borrower hereby irrevocably authorizes each Additional Revolving Lender to fund to the Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by each Revolving Lender, and each such payment shall constitute a Revolving Loan hereunder.  Each Additional Revolving Lender shall also advance ratably in proportion of its respective Revolving Commitment its share of all Revolving Loans made on or after such Increase Date and shall otherwise have all of the rights and obligations of a Revolving Lender hereunder on and after such Increase Date.  Notwithstanding the foregoing, upon the occurrence of an Event of Default prior to the date on which an Additional Revolving Lender is holding Revolving Loans equal to its proportionate share of all Revolving Loans hereunder, such Additional Revolving Lender shall, upon notice from Administrative Agent, on or after the date on which the Obligations are accelerated or become due following such Event of Default, pay to Administrative Agent (for the account of the other Revolving Lenders, to which the Administrative Agent shall pay their pro rata shares upon receipt) a sum equal to such Additional Revolving Lender’s proportionate share of each Revolving Loan then outstanding with respect to which such Additional Revolving Lender does not then hold its proportionate share thereof.

(g)                                 On the Increase Date and the making of the Revolving Loans by an Additional Revolving Lender in accordance with the provisions of the first sentence of this Section 2.08, such Additional Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Letters of Credit then outstanding, ratably, such that all Revolving Lenders (including each Additional Lender) hold participation interests in each such Letters of Credit in the proportion of their respective Revolving Commitments (taking into account the increase in the aggregate Revolving Commitments that is effective on such Increase Date).

(h)                                 Each Additional Term Loan B Lender severally agrees, on the terms and conditions set forth herein, to make a term loan to the Borrower on the effective date of the Term Loan B which date shall be mutually agreed upon by the Borrower and the Administrative Agent (the “Term Loan B Advance Date”).  The Term Loan B shall be made by the several Term Loan B Lenders ratably in proportion to their respective Term Loan B Commitments on the Term Loan B Advance Date.

(i)                                     Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time or a commitment or agreement on the part of the Borrower or the Administrative Agent to give or grant any Lender the right to increase its Commitment hereunder at any time.

SECTION 8.                                Amendment to Section 2.09.  Section 2.09 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 2.09                            Mandatory Reduction and Termination of Commitments.  The Revolving Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 9.                                Amendment to Section 2.11.  Section 2.11 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 2.11                            Mandatory Prepayments.  On each date on which the conditions set forth in Section 2.01 are not satisfied (including, without limitation, by reason of the reduction of the Revolving Commitments pursuant to Section 2.08 or Section 2.09), the Borrower shall repay or prepay such principal amount of the outstanding Revolving Loans, if any (together with interest accrued thereon and any amount due under Section 10.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolving Loans does not exceed the aggregate amount of the Revolving Commitments as then reduced.  If the principal amount of all Revolving Loans have been repaid yet the outstanding Letter of Credit Obligations then exceed the Revolving Commitment, the Borrower shall deposit cash collateral with the Administrative Agent with respect to such outstanding Letter of Credit Obligations in an amount necessary so that the outstanding Letter of Credit Obligations do not exceed the Revolving Commitments.  Each such payment or prepayment shall be applied ratably to the Revolving Loans of the Revolving Lenders outstanding on the date of payment or prepayment in the following order of priority:  (i) first, to Base Rate Loans; and (ii) secondly, to Eurodollar Loans.

SECTION 10.                          Amendment to Section 3.02.  Section 3.02 of the Credit Agreement is hereby amended by inserting “or” immediately before clause (c) in such Section.

SECTION 11.                          Amendment to Section 3.05.  Section 3.05 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 3.05                            Reimbursement Obligations; Duties of the Issuing Bank; ISP98.

(a)                                  Reimbursement.  Notwithstanding any provisions to the contrary in any Letter of Credit Application Agreement: (i) the Borrower shall reimburse the Issuing Bank for drawings under a Letter of Credit issued by it no later than the Business Day of payment by the Issuing Bank; (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit until the date of payment in full thereof at a rate per annum equal to the Default Rate; and (iii) in order to implement the foregoing, upon the occurrence of a draw under any Letter of Credit, unless the Issuing Bank is reimbursed in accordance with clause (i) above, the Borrower irrevocably authorizes the Issuing Bank and the Administrative Agent to treat such nonpayment as a Notice of Borrowing in the amount of such Reimbursement Obligation and the Lenders to make Revolving Loans to the Borrower in such amount regardless of whether the conditions precedent to the making of Loans hereunder have been met.  The Borrower further authorizes the Administrative Agent to credit the proceeds of such Revolving Loan so as to immediately eliminate the liability of the Borrower for Reimbursement Obligations under such Letter of Credit.

(b)                                 Duties of the Issuing Bank.  Any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender, or, assuming that the Issuing Bank has complied with the procedures specified in Section 3.04 and such

Lender has not given a notice contemplated by Section 3.06(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to the Issuing Bank.  In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face, with the requirements of such Letter of Credit.

(c)                                  Applicability of ISP98.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

SECTION 12.                          Amendment to Section 3.06.  Section 3.06 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 3.06                            Participations.

(a)                                  Purchase of Participations.  Immediately upon issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 3.04, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s ratable share of the aggregate Revolving Commitments, in such Letter of Credit; provided, that a Letter of Credit shall not be entitled to the benefits of this Section 3.06 if the Issuing Bank shall have received written notice from any Revolving Lender on or before the Business Day immediately prior to the date of the Issuing Bank’s issuance of such Letter of Credit that one or more of the conditions contained in Section 3.03 or Article IV is not then satisfied, and, in the event the Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Revolving Lender or until the Required Lenders have effectively waived such condition in accordance with the provisions of this Agreement.

(b)                                 Sharing of Letter of Credit Payments.  In the event that the Issuing Bank makes any payment under any Letter of Credit for which the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 3.07 or which cannot be paid by a Revolving Loan pursuant to clause (a)(iii) of Section 3.05, the Issuing Bank shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Issuing Bank such Revolving Lender’s ratable share of the amount of such payment in Dollars and in same day funds.  If the Issuing Bank so notifies such Revolving Lender prior to 10:00 a ..m. (Eastern time) on any Business Day, such Lender shall make available to the Issuing Bank its ratable share of the amount of such payment on such Business Day in same day funds.  If and to the extent such Revolving Lender shall not have so made its ratable share of the amount of such payment available to the Issuing Bank, such Revolving Lender agrees to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Issuing Bank at the Federal Funds Rate for the first three (3) days and thereafter at the Base Rate.  The failure of any Revolving Lender to make available to the Issuing Bank its ratable share of any such payment shall neither relieve nor increase the obligation of any other Revolving Lender hereunder to make available to the Issuing Bank its ratable share of any payment on the date such payment is to be made.

(c)                                  Sharing of Reimbursement Obligation Payments.  Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Issuing Bank has received any payments from the Revolving Lenders pursuant to this Section 3.06, it shall promptly pay to each Revolving Lender which has funded its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to such Revolving Lender’s ratable share thereof.  Each such payment shall be made by the Issuing Bank on the Business Day on which the funds are paid to such Person, if received prior to 10:00 a.m. (Eastern time) on such Business Day, and otherwise on the next succeeding Business Day.

(d)                                 Documentation.  Upon the request of any Lender, the Issuing Bank shall furnish to such Lender copies of any Letter of Credit, Letter of Credit Application Agreement and other documentation relating to Letters of Credit issued pursuant to this Agreement.

(e)                                  Obligations Irrevocable.  The obligations of the Revolving Lenders to make payments to the Issuing Bank with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances (assuming that the Issuing Bank has issued such Letter of Credit in accordance with Section 3.04 and such Revolving Lender has not given a notice contemplated by Section 3.06(a) that continues in full force and effect), including, without limitation, any of the following circumstances:  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) payment by the Issuing Bank under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; or (vii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing.

SECTION 13.                          Amendment to Section 3.07(b).  Section 3.07(b) of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

(b)                                 Recovery or Avoidance of Payments.  In the event any payment by or on behalf of the Borrower received by the Issuing Bank with respect to a Letter of Credit and distributed by the Issuing Bank to the Revolving Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Revolving Lender that received such distribution shall, upon demand by the Issuing Bank, contribute such Revolving Lender’s ratable share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

SECTION 14.                          Amendment to Section 3.08(a).  Section 3.08(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

(a)                                  Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, with respect to each Letter of Credit issued hereunder a letter of credit fee (“Letter of Credit Fee”) which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurodollar Loans on the average daily amount of the Letter of Credit Obligations during the period from and including the date hereof to but excluding the date on which the Commitments terminate.  Letter of Credit Fees shall be payable on each Quarterly Payment Date and on the Termination Date.  The Administrative Agent shall promptly remit such Letter of Credit Fees, when paid, to the Revolving Lenders in accordance with their ratable shares thereof.  The Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, a fronting fee equal to 0.125% per annum of the face amount of such Letter of Credit, payable on the Business Day on which such Letter of Credit is issued.

SECTION 15.                          Amendment to Section 4.02.  Section 4.02 of the Credit Agreement is hereby amended by deleting “clauses (i) and (ii) of” in clause (d) of such Section.

SECTION 16.                          Amendment to Section 5.05.  Section 5.05 of the Credit Agreement is hereby amended by inserting “(except as otherwise disclosed in the SEC Filings)” after the words “Material Adverse Effect” in such Section.

SECTION 17.                          Amendment to Section 6.01(c).  Section 6.01(c) of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

(c)                                  simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a Compliance Certificate (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 7.02, 7.04, 7.06, 7.07, 7.08(k) and 7.12 on the date of such financial statements; (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) setting forth the Total Leverage Ratio as of the most recent Performance Pricing Determination Date and the Applicable Margin for Eurodollar Loans in effect as a result thereof;

SECTION 18.                          Amendment to Section 6.03.                                           Section 6.03 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 6.03                            Conduct of Business and Maintenance of Existence.  Each Loan Party will, and will cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained; provided that no Permitted Affiliate Transaction shall be deemed a breach of this Section 6.03.

SECTION 19.                          Amendment to Section 6.08.  Section 6.08 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 6.08                            Subsidiaries.

(a)                                  Each Loan Party shall cause any Person which becomes a Domestic Subsidiary after the Closing Date to become a party to this Agreement, and to agree to be bound by the terms of the Guaranty (other than the representations and warranties contained herein), pursuant to a joinder instrument in form and substance reasonably satisfactory to the Administrative Agent (a “Joinder”) and executed and delivered to the Administrative Agent within Twenty (20) Business Days after the day on which such Person became a Domestic Subsidiary.  No later than ninety (90) days from the day on which such Person became a Domestic Subsidiary, such Domestic Subsidiary shall deliver a certificate to the Administrative Agent, certifying that the representations and warranties contained in this Agreement are true, accurate and complete in every material respect with regard to such Domestic Subsidiary.  Notwithstanding the foregoing, until such certificate is received by the Administrative Agent, upon the execution of a Joinder, such Domestic Subsidiary shall be treated under the terms of this Agreement as if it was a Foreign Subsidiary, except that such Domestic Subsidiary shall be a Guarantor hereunder only for purposes of Article XI.  Each

Loan Party shall also cause the items specified in paragraphs (c) and (f) of Section 4.01 with respect to each new Guarantor to be delivered to the Administrative Agent concurrently with the Joinder, modified appropriately to refer to such instrument and such Domestic Subsidiary.

(b)                                 Within thirty (30) days of the Amendment Date and at any time thereafter that the Borrower or any Domestic Subsidiary owns equity interests of a First Tier Foreign Subsidiary, Borrower shall, and shall cause each Domestic Subsidiary owning the equity interests of a First Tier Foreign Subsidiary to, pledge 51% of the First Tier Foreign Subsidiary Voting Equity of such First Tier Foreign Subsidiary, to the Administrative Agent for the benefit of the Lenders as security for the Obligations or the Guaranty of such Domestic Subsidiary, as applicable, pursuant to a pledge agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  The Borrower shall give the Administrative Agent thirty (30) days’ prior written notice of any Permitted Affiliate Transaction which will result in a First Tier Foreign Subsidiary changing to a Foreign Subsidiary other than a First Tier Foreign Subsidiary or merging with and into another Foreign Subsidiary.  In such event, the Lenders hereby authorize the Administrative Agent to, and Administrative Agent shall, execute at the time of such Permitted Affiliate Transaction a release and termination of the pledge of the equity interests of such First Tier Foreign Subsidiary executed pursuant to Section 6.08(b) above.  Notwithstanding anything to the contrary herein, this Section 6.08(c) may be amended or waived if such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders.

SECTION 20.                          Amendment to Section 6.09.  Section 6.09 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 6.09                            Sources and Uses Statement.  Contemporaneously with the closing of any of the Anticipated Acquisitions, the Borrower shall deliver to the Administrative Agent a sources and uses statement, in form and substance reasonably acceptable to the Administrative Agent, regarding such Anticipated Acquisition.

SECTION 21.                          Amendments to Section 7.01.  Section 7.01 of the Credit Agreement is hereby amended by deleting “Section 7.06” and inserting “Sections 7.06 and 7.07” in lieu thereof.

SECTION 22.                          Amendment to Section 7.02.  Section 7.02 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 7.02                            Consolidations, Mergers and Sales of Assets.  None of the Loan Parties will, nor permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, other than a Permitted Affiliate Transaction.

SECTION 23.                          Amendment to Section 7.04.  Section 7.04 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 7.04                            Transactions with Affiliates.  No Loan Party nor any Subsidiary will enter into, or be a party to, any transaction with any of its Affiliates, except for the Permitted Affiliate Transactions.

SECTION 24.                          Amendment to Section 7.06.  Section 7.06 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 7.06                            Investments.  Neither any Loan Party nor any Subsidiary will make Investments in any Person except (i) loans or advances to employees not exceeding $5,000,000 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on the Closing Date; (ii) deposits required by government agencies or public utilities, (iii) Investments in direct obligations of the United States Government maturing within one year, (iv) Investments in certificates of deposit issued by a commercial lender whose credit is satisfactory to the Administrative Agent, (v) Investments in commercial paper rated A1 or the equivalent thereof by S&P or P1 or the equivalent thereof by Moody’s and in either case maturing within six (6) months after the date of acquisition, (vi) Investments in tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and Aa or the equivalent thereof by Moody’s, (vii) Investments in Domestic Subsidiaries that are Guarantors to the extent that such Investments are not otherwise prohibited by this Agreement, (viii) Permitted Acquisitions, other than Foreign Acquisitions which are not Anticipated Acquisitions, (ix) any Investments permitted by Borrower’s Policy and Procedure Number AF-14 – titled Investment Policy Statement and Procedure dated effective as of October 28, 2005, as in effect as of the Closing Date, a copy of which has been provided to the Administrative Agent in connection herewith, except that any “Strategic Equity Investment” as described in such policy in the aggregate amount in excess of $5,000,000 will require the prior written consent of the Required Lenders, (x) Foreign Acquisitions to the extent permitted by Section 7.07, (xi) the Guaranty created by Article XI of this Agreement, and (xii) other Investments (not otherwise included in clauses (i) through (xi) of this Section 7.06) that, when combined with Foreign Acquisitions permitted in Section 7.07 at any time on or after the Amendment Date, do not at any time exceed an aggregate amount outstanding equal to twelve and one-half percent (12.5%) of Total Assets; provided, however, immediately after giving effect to the making of any

Investment permitted under this Section, no Default shall have occurred and be continuing.

SECTION 25.                          Amendment to Section 7.07.  Section 7.07 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

Section 7.07                            Acquisitions.  Neither any Loan Party nor any Subsidiary will consummate any Acquisition other than a Permitted Acquisition; provided that a Foreign Acquisition shall only be allowed as a Permitted Acquisition under this Section 7.07 if, after giving effect to such Foreign Acquisition, the sum of (i) all Investments made under Section 7.06(xii) plus (ii) the aggregate purchase price for all Foreign Acquisitions, in each case occurring at any time on or after the Amendment Date, does not exceed twelve and one-half percent (12.5%) of Total Assets.

SECTION 26.                          Amendment to Section 7.08.  Section 7.08 of the Credit Agreement is hereby amended by deleting the introductory clause of such Section and clause (k) of such Section in their entirety and inserting the following in lieu thereof:

Section 7.08                            Limitation on Liens and Debt.  Neither any Loan Party nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it or incur any Debt, except:

(k)                                  Liens not otherwise permitted by the foregoing paragraphs of this Section securing Debt (other than indebtedness hereunder), and Debt not otherwise permitted by paragraph (j), in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

SECTION 27.                          Amendment to Section 9.03.  Section 9.03 of the Credit Agreement is hereby amended by deleting “11.05” and inserting “12.05” in lieu thereof.

SECTION 28.                          Amendment to Section 10.07(b).  Section 10.07(b) of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following in lieu thereof:

(b)                                 Replacement of Lenders. If any Lender notifies the Borrower in writing of suspension of its obligations to make, maintain or fund its Eurodollar Loans under Section 10.02, if any Lender requests compensation under Section 10.05, if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.06, if any Lender is a Defaulting Lender, or any Lender fails to either (i) maintain an investment grade rating from Standard and Poor’s or Moodys or (ii) maintain assets of at least $500,000,000, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that: (A) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 12.07; (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 10.04) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (C) in the case of any such assignment resulting from a claim for compensation under Section 10.05 or payments required to be made pursuant to Section 10.06, such assignment will result in a reduction in such compensation or payments thereafter; and (D) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply.

SECTION 29.                          Amendment to Section 12.01.  Section 12.01(a) of the Credit Agreement is hereby amended by deleting all of the clause (ii) and inserting the following in lieu thereof:

“(ii) if to the Administrative Agent or the Issuing Bank, to it at Agency Services, 3050 Peachtree Road, Suite 400, Atlanta, Georgia 30305, Attention of Elizabeth Jenkins (Telephone No. (404) 279-7479, Telecopier No. (404) 995-7665);”

SECTION 29.1.                 Amendments to Exhibits and Schedules.  The Exhibits and Schedules to the Credit Agreement are hereby amended by adding Exhibit C-1, Exhibit C-2, Exhibit C-3, Exhibit G, Exhibit H, Exhibit I, Schedule 1.02, and Schedule 2.08, each in the form attached hereto, and Schedule 4.01(d), Schedule 5.08 and Schedule 5.21 to the Credit Agreement is hereby replaced with Schedule 4.01(d), Schedule 5.08 and Schedule 5.21 attached hereto.

SECTION 30.                          Conditions to Effectiveness.  The effectiveness of this Amendment, the obligations of the Lenders hereunder, and the obligation of each Term Loan Lender to make its pro rata share of the Term Loan, are subject to the following conditions, unless the Administrative Agent waives such conditions:

(a)                                  receipt by the Administrative Agent from each of the parties hereto of either (i) a duly executed counterpart of this Amendment signed by such party or (ii) a facsimile transmission of such executed counterpart (with the original to be sent to the Administrative Agent by overnight courier);

(b)                                 the Administrative Agent shall have received from the Borrower a duly executed Note for the account of each Term Loan Lender that has requested the delivery of a Note pursuant to Section 2.04;

(c)           the Administrative Agent shall have received from the Borrower an opinion letter of Sirote & Permutt, P.C., counsel for the Loan Parties, dated as of the date hereof, covering such matters relating to this Amendment and transactions contemplated hereby as the Administrative Agent may reasonably request;

(d)           the Administrative Agent shall have received from the Borrower a closing certificate in form and substance satisfactory to the Administrative Agent, dated as of the date hereof, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing as of the date hereof prior to and after giving effect to the Term Loan, (ii) the representations and warranties of the Borrower contained in Article V are true on and as of the date hereof, (iii) after giving effect to the execution and delivery of this Amendment and the making of the Term Loan and any other Loan on the date hereof (i) none of the Borrower or the principal operating Domestic Subsidiaries listed on Schedule 4.01(d) will (x) be “insolvent,” as defined in Section 1.01 of the Bankruptcy Code, or Section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (for purposes of this Section, “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time), (y) be unable to pay its debts generally as such debts become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA, or (z) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, and (iv) the Borrower is in compliance with all financial covenants in the Credit Agreement on a pro forma basis after giving effect to the transactions contemplated by the Amendment and the making of the Term Loan and any other Loans to be made on the date hereof;

(e)           the Administrative Agent shall have received from the Borrower all documents which the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Amendment and the Notes delivered in connection herewith, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including, without limitation, a certificate of the Borrower substantially in the form of Exhibit E, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver this Amendment and the Notes delivered in connection herewith, and copies of the following items:  (i) a certified copy of the Borrower’s Certificate of Incorporation, (ii) a certified copy of the Borrower’s Bylaws, (iii) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Borrower as a Delaware corporation, and (iv) a certified copy of the action taken by the Board of Directors of the Borrower authorizing the Borrower’s execution, delivery and performance of this Amendment and the Notes delivered in connection herewith;

(f)            the Administrative Agent shall have received from the Borrower all documents which the Administrative Agent may reasonably request relating to the existence of each Guarantor, the corporate authority for and the validity of the Guaranty, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent, including, without limitation, a certificate of each Guarantor substantially in the form of the Officer’s Certificate to be provided by the Borrower, signed by the Secretary or an Assistant Secretary of the applicable Guarantor, certifying as to the names, true signatures and incumbency of the officer or officers of the applicable Guarantor authorized to execute and deliver this Amendment, and copies of the following items:  (i) a certified copy of such Guarantor’s Certificate of Incorporation, (ii) a certified copy of such Guarantor’s Bylaws, (iii) a certificate of the Secretary of State of the state of organization of such Guarantor as to the good standing of such Guarantor in such jurisdiction, and (iv) a certified copy of the action taken by the Board of Directors or similar governing body of such Guarantor authorizing such Guarantor’s execution, delivery and performance of the Guaranty and the other Loan Documents to which such Guarantor is a party;

(g)           the Administrative Agent shall have received from the Borrower a Notice of Borrowing;

(h)           the Administrative Agent shall have received from the Borrower a Compliance Certificate;

(i)            the Administrative Agent shall have received from the Borrower final audited financial statements of the Borrower and its Subsidiaries for the years ended December 31, 2005, 2006, and 2007, and unaudited financial statements for the most recent fiscal quarter for which such financial statements are available;

(j)            the Administrative Agent shall have received from the Borrower pro forma financial projections for the Borrower and its Subsidiaries for 2008, 2009, 2010, 2011 and 2012 in form and substance reasonably acceptable to the Administrative Agent which reflect the effects of the Anticipated Acquisitions and any other proposed future acquisitions;

(k)           the Administrative Agent shall have received from the Borrower a sources and uses statement, in form and substance reasonably acceptable to the Administrative Agent, regarding the Anticipated Acquisitions;

(l)            the Administrative Agent shall have received from the Borrower in immediately available funds all fees and expenses to be paid by the Borrower to the Administrative Agent in connection with this Amendment including, without limitation, (i) for the ratable account of each Lender executing this Amendment an amendment fee equal to (A) the product of (1) such Lender’s Commitment immediately after giving effect to this Amendment on the date hereof multiplied by (B) (1) for all Approving Lenders whose Commitment after giving effect to this Amendment is equal to or greater than $25,000,000, twenty five basis points (.25%), or (2) for all Approving Lenders whose Commitment after giving effect to this Amendment is less than $25,000,000, fifteen basis points (.15%), and (ii) all fees and expenses of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Administrative Agent;

(m)          the fact that the representations and warranties of the Borrower contained in Article V of the Credit Agreement and Section 2 of this Amendment shall be true on and as of the date hereof (except to the extent any such representation or warranty is expressly made as of a prior date);

(n)           the Administrative Agent shall have received from the Borrower all consents, approvals and licenses of the boards of directors, shareholders, Governmental Authorities and other applicable third parties necessary in connection with the Loan Documents shall have been obtained;

(o)           the Administrative Agent shall have received from the Borrower evidence that no event, act, occurrence or condition has occurred which has caused or could reasonably be expected to cause a Material Adverse Effect (other than as disclosed in the SEC Filings);

(p)           the Administrative Agent shall have received from the Borrower evidence that, other than as disclosed in the SEC Filings and otherwise to the Administrative Agent and the Lenders no material pending or threatened action, suit, investigation, litigation, bankruptcy or insolvency proceeding, injunction, order or claim with respect to the Borrower, any of its Subsidiaries, the Loan Documents or the transactions contemplated thereby; and

(q)           if the Borrower desires funding of a Eurodollar Loan on the date hereof, the Administrative Agent shall have received, the requisite number of days prior to the date hereof, a funding indemnification letter satisfactory to it, pursuant to which (i) the Administrative Agent and the Borrower shall have agreed upon the interest rate, amount of Borrowing and Interest Period for such Eurodollar Loan, and (ii) the Borrower shall indemnify the Lenders from any loss or expense arising from the failure to close on the anticipated closing date of this Amendment identified in such letter or the failure to borrow such Eurodollar Loan on such date.

For purposes of determining compliance with the conditions specified in this Section, each Approving Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required under this Section unless an officer of the Administrative Agent responsible for the transactions contemplated by this Amendment shall have received notice from such Approving Lender prior to the date hereof, specifying its objection

SECTION 31.         No Other Amendment.  Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect.  This Amendment is not intended to effect, nor shall it be construed as, a novation.  The Credit Agreement and this Amendment shall be construed together as a single agreement.  Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect or impair any rights, powers or remedies under the Credit Agreement as hereby amended.  The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes.  The Borrower promises and agrees to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, being hereby ratified and affirmed.  The Borrower hereby expressly agrees that the Credit Agreement, as amended, is in full force and effect.

SECTION 32.         Representations and Warranties.  The Borrower and the Guarantors hereby represent and warrant to each of the Administrative Agent and the Lenders as follows:

(a)           No Default under the Credit Agreement or any other Loan Document has occurred and is continuing on the date hereof.

(b)           Each Loan Party has the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder, to be done, observed and performed by them.

(c)           This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of each of the Loan Parties and constitutes legal, valid and binding obligation of the Loan Parties enforceable against them in accordance with the terms hereof, provided that such enforceability is subject to general principles of equity.

(d)           The execution and delivery of this Amendment and the Loan Parties’ performance hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over any Loan Party, nor be in contravention of or in conflict with any document of formation or organization with respect to any Loan Party, including, without limitation, any operating agreement or bylaws, as applicable, or the provision of any statute, or any judgment, order, indenture, instrument, agreement or undertaking, to which any Loan Party is a party or by which any Loan Party or any Loan Party’s assets or properties are or may become bound.

SECTION 33.         Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 34.         Governing Law.  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

SECTION 35.         Consent by Guarantors.  The Guarantors consent to the foregoing amendments.  The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Guaranty, said Guaranty being hereby ratified and affirmed.  The Guarantors hereby expressly agree that (1) the Guaranty is in full force and effect, and (2) the “Obligations” secured thereby include the Revolving Loans and the Term Loan.

SECTION 36.         Release.  The Loan Parties and each of their Affiliates acknowledge that the Administrative Agent and the Lenders have fulfilled all of their respective obligations under the Credit Agreement and the Loan Documents and hereby release and forever discharge the Administrative Agent, the Lenders, and their respective representatives, agents, employees, attorneys, successors, directors, officers, parents, affiliates, assigns, and subsidiaries (collectively the “Lender Parties”) of, to, and from any and all claims, defenses, actions, causes of action, suits, controversies, agreements, provisions, and demands in law or in equity, known or unknown (collectively, the “Claims”) which the any Loan Party or any of their respective Affiliates (collectively, the “Obligors”) ever had, now has, or may have arising for the past or present state of things, against or related to the Lender Parties, through the date hereof, including, but not limited to, Claims related to and arising out of the Credit Agreement the other Loan Documents.

Each of the Loan Parties agrees to assume the risk of any and all unknown, unanticipated or misunderstood claims which are released hereby.  The foregoing release is intended to be effective as a bar to every Claim and all Claims.

SECTION 37.         Affirmation of Indebtedness.  By executing this Amendment, each of the Loan Parties affirms the indebtedness owed to the Lenders with respect to the Loans and agrees that as of the date of this Amendment and after giving effect to this Amendment, the cumulative outstanding principal balance on the Revolving Loans is $75,000,000.00, the cumulative outstanding principal balance of the Letter of Credit Obligations is $0.00, and the cumulative outstanding principal balance on the Term Loan A is $90,000,000.00.

[SIGNATURES PAGES FOLLOW]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

BORROWER:

AVOCENT CORPORATION, a Delaware corporation

By:	/s/ Edward H. Blankenship
Edward H. Blankenship
Senior Vice President of Finance,
Chief Financial Officer, and Assistant Secretary

GUARANTORS:

AVOCENT CANADA HOLDING
CORP., a Delaware corporation
AVOCENT FREMONT, LLC, a
California limited liability company
AVOCENT HUNTSVILLE CORP., an
Alabama corporation
AVOCENT REDMOND CORP., a
Washington corporation
AVOCENT TEXAS, LLC, a Texas limited
liability company
CRIMSON ACQUISTION CORP., a
Delaware corporation
LANDESK SOFTWARE, INC., a
Delaware corporation
OSA TECHNOLOGIES, INC., a
Delaware corporation

By:	/s/ Edward H. Blankenship
Edward H. Blankenship
Vice President and Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement]

CRIMSON HOLDING CORP., a
Delaware corporation

By:	/s/ Samuel F. Saracino
Samuel F. Saracino
Vice President and Secretary

AVOCENT NEVADA , LLC, a Nevada
limited liability company

By:	/s/ Edward H. Blankenship
Edward H. Blankenship
Manager

[Signature Page to First Amendment to Credit Agreement]

REGIONS BANK, as Administrative Agent and as a
Lender

By:	/s/ Sean Kelly
Sean Kelly
Senior Vice President

[Signature Page to First Amendment to Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Kathy Ott
Kathy Ott
Vice President

[Signature Page to First Amendment to Credit Agreement]

LASALLE BANK, as a Lender

By:	/s/ Thomas M. Paulk
Thomas M. Paulk
Vice President

[Signature Page to First Amendment to Credit Agreement]

WACHOVIA BANK, as a Lender

By:	/s/ Todd Ferguson
Todd Ferguson
Vice President

[Signature Page to First Amendment to Credit Agreement]

JPMORGAN CHASE, as a Lender

By:	/s/ Sean Lynch
Sean Lynch
Vice President

[Signature Page to First Amendment to Credit Agreement]

THE PRIVATE BANK AND TRUST COMPANY, as a Lender

By:	/s/ Zennie W. Lynch, Jr.
Zennie W. Lynch, Jr.
Associate Managing Directorate

[Signature Page to First Amendment to Credit Agreement]